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                            EXHIBIT - CODE OF ETHICS

                          DISCLOSURE CONTROLS PROCEDURE

THE AIM FAMILY OF FUNDS CODE OF ETHICS FOR SENIOR OFFICERS

I.   INTRODUCTION

The Boards of Directors/Trustees ("Board") of The AIM Family of Funds (the "Companies") have adopted this code of ethics (this "Code") applicable to their Principal Executive Officer and Principal Financial and Accounting Officer (the "Covered Officers") to promote:

     - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - full, fair, accurate, timely and understandable disclosure in documents filed with the Securities and Exchange Commission ("SEC") and in other public communications;

     -    compliance with applicable governmental laws, rules and regulations;

     - the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

     -    accountability for adherence to the Code.


II.  COVERED OFFICERS SHOULD ACT HONESTLY AND CANDIDLY

Each Covered Officer named in Exhibit A to this Code owes a duty to the Companies to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Covered Officer must:

     - act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Companies' policies;

     - observe both the form and spirit of laws and governmental rules and regulations, accounting standards and policies of the Companies;

     -    adhere to a high standard of business ethics; and

     - place the interests of the Companies before the Covered Officer's own personal interests.

Business practices Covered Officers should be guided by and adhere to these fiduciary standards.

III. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

     GUIDING PRINCIPLES. A "conflict of interest" occurs when an individual's private interest interferes with the interests of the Companies. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her work for the Companies objectively and effectively. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his or her position in any of the Companies. In addition, investment companies should be sensitive to situations that create apparent, but not actual, conflicts of interest. Service to the Companies should never be subordinated to personal gain and advantage.

     Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Companies that already are subject to conflict of interest provisions in the Investment

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Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Companies because of their status as "affiliated persons" of the Companies. Therefore, as to the existing statutory and regulatory prohibitions on individual behavior, they will be deemed to be incorporated in this Code and therefore any material violation will also be deemed a violation of this Code. Covered Officers must in all cases comply with applicable statutes and regulations.

     As to conflicts arising from, or as a result of the contractual relationship between, the Companies and the investment adviser of which the Covered Officers are also officers or employees, it is recognized by the Board that, subject to the adviser's fiduciary duties to the Companies, the Covered Officers will in the normal course of their duties (whether formally for the Companies or for the adviser, or for both) be involved in establishing policies and implementing decisions which will have different effects on the adviser and the Companies. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Companies and the adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Companies. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of other investment companies advised by the same adviser and the codes which apply to senior officers of those investment companies will apply to the Covered Officers acting in those distinct capacities.

     Each Covered Officer must:

     -    avoid conflicts of interest wherever possible;

     -    handle any actual or apparent conflict of interest ethically;

     - not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by an investment company whereby the Covered Officer would benefit personally to the detriment of any of the Companies;

     - not cause an investment company to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of such company;

     - not use knowledge of portfolio transactions made or contemplated for an investment company to profit or cause others to profit, by the market effect of such transactions; and

     - as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Chief Legal Officer of the AIM Funds (the "Chief Legal Officer").

Some conflict of interest situations that should always be discussed with the Chief Legal Officer, if material, include the following:

     - any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Companies;

     - being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;

     - any direct ownership interest in, or any consulting or employment relationship with, any of the Companies' service providers, other than its investment adviser, distributor or other AMVESCAP affiliated entities and other than a de minimis ownership interest (for purposes of this section of the Code an ownership interest of 1% or less shall constitute a de minimis ownership interest, and an ownership interest of more than 1% creates a rebuttable presumption that there may be a material conflict of interest); and

     - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Companies for effecting portfolio transactions or for selling or redeeming shares, other than an

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          interest arising from the Covered Officer's employment with Invesco
          Aim, its subsidiaries, its parent organizations and any affiliates or subsidiaries thereof, such as compensation or equity ownership, and other than an interest arising from a de minimis ownership interest in a company with which the Companies execute portfolios transactions or a company that receives commissions or other fees related to its sales and redemptions of shares of the Companies (for purposes of this section of the Code an ownership interest of 1% or less shall constitute a de minimis ownership interest, and an ownership interest of more than 1% creates a rebuttable presumption that there may be a material conflict of interest).

IV.  DISCLOSURE

Each Covered Officer is required to be familiar, and comply, with the Companies' disclosure controls and procedures so that the Companies' subject reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Companies' other public communications should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Companies and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

     Each Covered Officer must:

     - familiarize himself/herself with the disclosure requirements applicable to the Companies as well as the business and financial operations of the Companies; and

     - not knowingly misrepresent, or cause others to misrepresent, facts about the Companies to others, whether within or outside the Companies, including representations to the Companies' internal auditors, independent Directors/Trustees, independent auditors, and to governmental regulators and self-regulatory organizations.

V.   COMPLIANCE

It is the Companies' policy to comply in all material respects with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

VI.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     - upon receipt of the Code, sign and submit to the Chief Compliance Officer of the Companies an acknowledgement stating that he or she has received, read, and understands the Code.

     - annually thereafter submit a form to the Chief Compliance Officer of the Companies confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code.

     - not retaliate against any employee or other Covered Officer for reports of potential violations that are made in good faith.

     - notify the Chief Legal Officer promptly if he becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.

Except as described otherwise below, the Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented to him or her and has the authority to interpret this Code in any particular situation. The Chief Legal Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her.

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The Chief Legal Officer is authorized to consult, as appropriate, with the
Chairman of the Audit Committees of the Board, counsel to the Companies and counsel to the independent Directors/Trustees, and is encouraged to do so.

The Chief Legal Officer is responsible for granting waivers and determining sanctions, as appropriate. In addition, approvals, interpretations, or waivers sought by the Covered Officers may also be considered by the Chairman of the AIM Funds Audit Committees.

The Companies will follow these procedures in investigating and enforcing this Code, and in reporting on the Code:

     - the Chief Legal Officer will take all appropriate action to investigate any violations reported to him or her;

     - violations and potential violations will be reported to the Chairman of the Audit Committees of the Board after such investigation;

     - if the Chairman of the Audit Committees determines that a violation has occurred, he or she will inform the Board, which will take all appropriate disciplinary or preventive action;

     - appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification to the SEC or other appropriate law enforcement authorities;

     - the Chief Legal Officer will be responsible for granting waivers, as appropriate; and

     - any changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR as provided by SEC rules.

VII. OTHER POLICIES AND PROCEDURES

The Companies' and the Advisers' and Principal Underwriters' codes of ethics under Rule 17j-1 under the Investment Company Act and the Advisers' more detailed policies and procedures set forth in its Compliance and Supervisory Procedures Manual are separate requirements applying to Covered Officers and others, and are not part of this Code.

VIII. AMENDMENTS

This Code may not be amended except in written form, which is specifically approved by a majority vote of the Companies' Board, including a majority of independent Directors/Trustees.

IX.  CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of the Companies' Board, counsel to the Companies, and counsel to the independent Directors/Trustees.

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EXHIBIT A

Persons Covered by this Code of Ethics:

Philip A. Taylor

Sheri Morris

Karen Dunn Kelley

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                             THE AIM FAMILY OF FUNDS

                         CODE OF ETHICS--ACKNOWLEDGEMENT

     I hereby acknowledge that I am a Principal Officer of the Companies and I am aware of and subject to the Companies' Code of Ethics for Principal Officers. Accordingly, I have read and understood the requirements of the Code of Ethics and I am committed to fully comply with the Code of Ethics.

     I recognize my obligation to promote:

     1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     2. Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Companies file with, or submit to, the Commission and in other public communications made by the Companies; and

     3. Compliance with applicable governmental laws, rules, and regulations.


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